EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 4.0%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 20, 2004, 2004—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and nine months ended September 30, 2004.

Net income for the three months ended September 30, 2004 increased to $1.938 million, or $.39 per share-basic and $.38 per share-diluted, from $1.913 million, or $.38 per share-basic and diluted for the same quarter in 2003. Net interest income for the third quarter of 2004, after the provision for loan losses for the quarter, was approximately 14.8% higher than net interest income for the third quarter of 2003. As a result of the improvement of the loan portfolio, the provision for loan losses decreased to $122 thousand in the three months ended September 30, 2004 from $717 thousand in the same period in 2003. The net interest margin increased slightly to 4.53% in the third quarter of 2004 from 4.42% in the same period in 2003. Non-interest income decreased in the third quarter of 2004 by approximately $309 thousand while non-interest expenses increased $369 thousand, compared to the same period in 2003. Non-interest income declined partly as a result of a $272 thousand reduction in gains from the sale of investment securities. The increase in non-interest expenses was due in part to the $259 thousand increase in salaries and benefits.

Net income for the nine months ended September 30, 2004 increased 4.0% to $5.413 million, or $1.08 per share-basic and $1.07 per share-diluted, from net income of $5.204 million, or $1.05 per share basic and $1.04 per share diluted, for the first nine months of 2003. Net interest income for the nine months ended September 30, 2004 increased 7.1% to $15.540 million from $14.512 million in the same period in 2003 while the net interest margin increased to 4.56% in 2004 from 4.44% in 2003. The provision for possible loan losses for the nine months ended September 30, 2004 was $1.022 million, compared to the $1.467 million for the same period in 2003. Improvements in the quality of the loan portfolio and an improving economy were the reasons for the decrease in the provision for possible loan losses.

Total assets as of September 30, 2004 increased $23.797 million, or 4.3%, when compared to December 31, 2003. Deposits increased $26.631 million, or 6.1%. Loans, net of unearned income during this period, grew $11.918 million, or 3.3% from December 31, 2003. The increase in deposits coupled with a smaller increase in loans, allowed the Company to increase its Federal Funds Sold to $4.500 million and to reduce Federal Home Loan Bank borrowings by approximately $4.759 million from December 31, 2003.

Greg L. McKee, President and CEO stated, “We have been pleased with the growth in loans and deposits for the first nine months of 2004. Along with this growth we have recorded profits that are ahead of last year even with the recent increases in the market interest rates. The quality of our loan portfolio has improved and this has required a smaller provision to the allowance for loan loss in the third quarter of 2004 when compared to the same period last year.”

Through three quarters of 2004, the Company paid dividends totaling $0.45 per share. This represents an increase of 7.1% over the same period in 2003.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Interest income and fees	$7,502	$7,511	$22,101	$22,257
Interest expense	1,908	2,028	5,539	6,278

Net interest income	5,594	5,483	16,562	15,979

Provision for loan losses	122	717	1,022	1,467

Net interest income after provision for loan losses	5,472	4,766	15,540	14,512

Non-interest income	1,365	1,674	4,157	4,132
Non-interest expense	4,190	3,821	12,312	11,207

Net income before taxes	2,647	2,619	7,385	7,437
Income taxes	709	706	1,972	2,233

Net income	$1,938	$1,913	$5,413	$5,204

Earnings per share - basic	$0.39	$0.38	$1.08	$1.05

Earnings per share - diluted	$0.38	$0.38	$1.07	$1.04

Average shares outstanding-basic	4,997,099	4,974,578	4,990,279	4,974,578

Average shares outstanding-diluted	5,055,843	5,003,354	5,057,138	5,012,614

	As of September 30, 2004	As of December 31, 2003
Balance Sheet Data:
Total assets	$574,558	$550,761
Total earning assets	513,293	493,209
Loans, net of unearned income	368,981	357,063
Allowance for loan losses	5,795	5,127
Total deposits	465,328	438,697
Long-term borrowings	42,878	47,637
Shareholders’ equity	59,380	56,502
Book value per share	$11.88	$11.35
Dividends paid per share	$0.45	$0.57

Average Balance Sheet Data:
Total assets	$562,441	$549,520
Total earning assets	504,058	499,726
Loans, net of unearned income	363,640	337,763
Total deposits	455,431	447,188
Long-term borrowings	41,031	35,314
Shareholders’ equity	58,187	56,121

Non-performing assets:
Non-accrual loans	4,035	1,503
Loans 90+ days past due	1,983	4,396
Other real estate owned	745	695

Net charge-off as a percentage average net loans	0.10%	0.33%

Performance Ratios:
Return on average assets	1.28%	1.27%
Return on average equity	12.40%	12.42%

Net interest margin (tax equivalent)	4.56%	4.49%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com